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                          December 23, 2021

       Riadh Zine
       Co-Chief Executive Officer
       AKUMIN INC.
       8300 W. Sunrise Boulevard
       Plantation, Florida 33322

                                                        Re: AKUMIN INC.
                                                            Registration
Statement on Form F-3
                                                            Filed December 21,
2021
                                                            File No. 333-261815

       Dear Riadh Zine:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Davis at 202-551-4385 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Tom Conaghan